Exhibit 4.2

FREEPORT-MCMORAN INC.,

Company,

FREEPORT-MCMORAN OIL & GAS LLC.,

Guarantor

and

U.S. BANK NATIONAL ASSOCIATION,

Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of March 4, 2020

$700,000,000 aggregate principal amount of 4.125% Senior Notes due 2028

THIRD SUPPLEMENTAL INDENTURE, dated as of March 4, 2020, among FREEPORT-MCMORAN INC., a Delaware corporation (the “Company”), FREEPORT-MCMORAN OIL & GAS LLC, a Delaware limited liability company (the “Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of August 15, 2019 (the “Base Indenture”), as supplemented by this third supplemental indenture (the “Third Supplemental Indenture” and together with the Base Indenture, the “Indenture”), to provide for the issuance by the Company from time to time, of senior debt securities evidencing its unsecured indebtedness, and the guarantee thereof by the Guarantor, to be issued in one or more series as provided in the Indenture;

WHEREAS, pursuant to a Board Resolution, the Company has authorized the issuance of a series of securities evidencing its senior indebtedness, consisting initially of $700,000,000 aggregate principal amount of 4.125% Senior Notes due 2028 (the “Securities”) and duly authorized the execution and delivery of the Indenture as issuer of the Securities;

WHEREAS, the Guarantor has duly authorized the execution and delivery of the Indenture as guarantor of the Securities;

WHEREAS, the entry into this Third Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture;

WHEREAS, the Company desires to establish the terms of the Securities in accordance with Section 2.01 of the Base Indenture and to establish the form of the Securities in accordance with Section 2.02 of the Base Indenture; and

WHEREAS, all acts and requirements necessary to make this Third Supplemental Indenture a valid and legally binding indenture and agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the premises, the Company, the Guarantor and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holder from time to time of the Securities as follows:

ARTICLE 1

Section 1.01. Terms of Securities. Pursuant to Section 2.01 of the Base Indenture, the following terms relating to the Securities are hereby established:

(a) The Securities shall constitute a series of securities having the title “4.125% Senior Notes due 2028”.

(b) The initial aggregate principal amount of the Securities is $700,000,000. There is no limit upon the aggregate principal amount of Securities of this series that may be authenticated and delivered under the Indenture. The Company may, from time to time, without notice to or the consent of the Holders hereof, create and issue additional Securities of this series ranking equally and ratably with the Securities in all respects (other than the issue price, the date of the issuance, the payment of interest accruing prior to the issue date of such additional Securities, the first payment of interest following the issue date of such additional Securities and, in some cases, the first payment of interest following the issue date of such additional Securities). Any such additional Securities shall be consolidated and form a single series with the Securities initially issued, including for purposes of voting and redemptions; provided that if the additional Securities are not fungible with the Securities of this series initially issued for U.S. federal income tax purposes, such additional Securities shall have a separate CUSIP number.

(c) The entire outstanding principal of the Securities shall be payable on March 1, 2028 plus any unpaid interest accrued to such date.

(d) The rate at which the Securities shall bear interest shall be 4.125% per annum.

(e) The date from which interest shall accrue on the Securities shall be March 4, 2020 or from the most recent Interest Payment Date on which interest has been paid or provided for; the Interest Payment Dates for the Securities on which interest will be payable shall be September 1 and March 1 in each year, beginning September 1, 2020; the regular record dates for the interest payable on the Securities on any Interest Payment Date shall be the August 15 and February 15 preceding the applicable Interest Payment Date; interest payable at maturity shall be paid to the same person to whom principal of the Securities is payable; and the basis upon which interest on the Securities shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

(f) not applicable

(g) The provisions of Section 1.02 herein shall be applicable to the Securities.

(h) not applicable

(i) The form of the Securities is attached hereto as Exhibit A.

(j) The Securities shall be issuable in denominations equal to two thousand U.S. dollars ($2,000) and integral multiples of $1,000 in excess thereof.

(k) The Securities shall be issued as a Global Security and The Depository Trust Company, New York, New York shall be the initial Depository.

(l) The Securities are not convertible into shares of common stock or other securities of the Company.

(m) not applicable

(n) The provisions of Section 2.01, Article 3 and Section 4.01 herein shall be applicable to the Securities.

(o) The provisions of Section 1.03 herein shall be applicable to the Securities.

(p) not applicable

(q) Payments of the principal of and interest on the Securities shall be made in U.S. dollars, and the Securities shall be denominated in U.S. dollars. The Securities shall not be subordinated to any other debt of the Company, and shall constitute senior unsecured obligations of the Company.

Section 1.02. Optional Redemption

(a) The Securities will be redeemable, at the option of the Company, at any time and from time to time, in whole or in part. The Securities shall be redeemable at the redemption price (the “Redemption Price”), to be calculated by the Company, as follows:

(i) If the redemption date is prior to March 1, 2023, the Securities may be redeemed by the Company at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Securities to be redeemed and (2) the sum of the present values of (a) the Redemption Price of the Securities at March 1, 2023 and (b) the remaining scheduled payments of interest on the Securities to be redeemed from the date of redemption to March 1, 2023 (not including interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest on the Securities to be redeemed to the date of redemption.

(ii) If the redemption date is prior to March 1, 2023, the Company may redeem in the aggregate up to 35% of the aggregate principal amount of the Securities issued under the Indenture (including the aggregate principal amount of any additional notes) with the net cash proceeds of one or more Equity Offerings at a Redemption Price equal to 104.125% of the principal amount of Securities redeemed, plus accrued and unpaid interest thereon, if any, to, but not including, the date of redemption (subject to the rights of holders of the Securities on the relevant record date to receive interest on the relevant Interest Payment Date falling prior to or on the redemption date); provided that:

(A) after giving effect to any such redemption at least 65% of the aggregate principal amount of the Securities issued under the Indenture (including the aggregate principal amount of any additional notes) remains outstanding immediately after the occurrence of such redemption; and

(B) the redemption occurs within 90 days of the date of, and may be conditioned upon, the closing of such Equity Offering.

(iii) If the redemption date is on or after March 1, 2023, the Securities may be redeemed by the Company at the following Redemption Prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Securities to be redeemed to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date) if on and after the issue date, redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Redemption Price
2023	102.063%
2024	101.375%
2025	100.688%
2026 and thereafter	100.000%

(b) In case the Company shall desire to exercise such right to redeem all or, as the case may be, a portion of the Securities in accordance with Section 1.01(a) above, the Company shall (with a copy provided to the Trustee), or shall cause the Trustee to, give notice of such redemption to holders of the Securities to be redeemed by mailing, first class postage prepaid, a notice of such redemption not less than 30 days and not more than 60 days before the date fixed for redemption to such holders at their last addresses as they shall appear upon the Security Register. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the registered holder received the notice. In any case, failure duly to give such notice to the holder of any Security designated for redemption in whole or in part, or any defect in the notice, shall not affect the validity of the proceedings for the redemption of any other Security. Any notice of redemption with respect to the Securities may, at the Company’s discretion, be conditioned on the satisfaction of one or more conditions precedent.

(c) As used herein:

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of, or interests in (however designated), the equity of such Person which is outstanding or issued on or after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock and partnership and joint venture interests of such Person.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of common stock of such Person which is outstanding or issued on or after the date of the Indenture, including, without limitation, all series and classes of such common stock.

“Comparable Treasury Issue” means, with respect to the Securities to be redeemed, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the redemption date to March 1, 2023, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities; provided that if such period is less than one year, then the U.S. Treasury security having a maturity of one year shall be used.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.

“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the date 91 days after the final maturity date of the Securities.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale of Equity Interests of the Company (other than Disqualified Capital Stock and other than to a subsidiary of the Company) by the Company.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Person” has the meaning set forth in Section 1.03.

“Preferred Stock” is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such Person which is outstanding or issued on or after the date of the Indenture.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC and its successors and up to three other primary U.S. government securities dealers in the U.S. (each a “Primary Treasury Dealer”) specified from time to time by the Company, except that if any of the foregoing ceases to be a “Primary Treasury Dealer”, the Company is required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The provisions of Article 3, Section 2.05(c) and Section 2.05(d) of the Base Indenture in respect of the Securities shall apply to any optional redemption of the Securities except when such provisions conflict with the foregoing.

Section 1.03 Change of Control Triggering Event

(a) Upon the occurrence of a Change of Control Triggering Event with respect to the Securities, unless the Company has exercised its right to redeem the Securities pursuant to Section 1.02 by giving irrevocable notice to the Trustee in accordance with the Indenture, each holder of Securities shall have the right to require the Company to purchase all or a portion of such holder’s Securities pursuant to the offer described in this Section 1.03 (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of Securities on the relevant record date to receive interest due on the relevant Interest Payment Date.

(b) Unless the Company has exercised its right to redeem the Securities, within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the Securities or, at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall be required to send, by first class mail, a notice to each holder of Securities, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept or cause a third party to accept for payment all Securities or portions of Securities properly tendered pursuant to the Change of Control Offer;

(ii) deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Securities properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions of Securities being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by the Company of Securities pursuant to the Change of Control Offer have been complied with.

(d) The Company shall not be required to make a Change of Control Offer with respect to the Securities if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Securities properly tendered and not withdrawn under its offer.

(e) The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Securities, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Securities by virtue of any such conflict.

(f) As used herein:

“Change of Control” means the occurrence of any of the following after the date of issuance of the Securities:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries;

(ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of the Company or any of its subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in

Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the Company’s outstanding Voting Stock or of the Voting Stock of any of the Company’s direct or indirect parent companies;

(iii) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing at least a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(iv) the first day on which a majority of the members of the Board of Directors or the board of directors of any of the Company’s direct or indirect parent companies are not Continuing Directors; or

(v) the adoption of a plan relating to the Company’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely because the Company becomes a direct or indirect wholly owned subsidiary of a holding company if the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means, with respect to the Securities, (i) the rating of the Securities is lowered by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) the Securities are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the applicable board of directors who: (1) was a member of such board of directors on the date of issuance of the Securities or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

ARTICLE 2

CERTAIN COVENANTS

Section 2.01. Additional Guarantors

(a) If any Subsidiary of the Guarantor that has not already guaranteed the Securities guarantees or becomes a borrower or guarantor under any obligations pursuant to any of the Company’s Revolving Credit Agreement, any other bank credit facility of the Company, or any Other Senior Debt or, in each case, any refinancing or replacement thereof, then such Subsidiary shall (A) promptly execute and deliver a Guarantee Agreement to the Trustee pursuant to which such subsidiary shall fully and unconditionally guarantee payment of the Securities on the same terms and conditions as those set forth in the Indenture and (B) deliver to the Trustee an opinion of counsel (which may contain customary exceptions) that such Guarantee Agreement complies with the requirements of this Section 2.01 and has been duly authorized, executed and delivered by such subsidiary of the Guarantor and constitutes a legal, valid, binding and enforceable obligation of such subsidiary of the Guarantor.

(b) As used herein:

“Guarantee Agreement” means a supplemental indenture to this Indenture, substantially in the form of Exhibit B hereof, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Securities on the terms provided for in this Indenture.

“Revolving Credit Agreement” means the revolving credit agreement dated April 20, 2018, as amended by the First Amendment to Revolving Credit Facility dated May 2, 2019 and the Second Amendment to Revolving Credit Facility dated November 25, 2019, among the Company, PT Freeport Indonesia, the Guarantor, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Bank of America, N.A., as syndication agent.

“Other Senior Debt” means any other unsecured, unsubordinated capital market indebtedness of the Company ranking on a pari passu basis with the obligations of the Company under the Indenture that is issued in a registered public offering or a private placement transaction (including pursuant to Rule 144A under the Securities Act of 1933, as amended ).

ARTICLE 3

GUARANTEE

Section 3.01.Guarantee

(a) Each of the Guarantor and each Subsidiary Guarantor hereby jointly and severally irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, to each Securityholder and to the Trustee and its successors and assigns (i) the full and punctual payment when due, whether at fixed maturity, by acceleration, by redemption or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the Securities, whether for payment of principal of, or interest on, in respect of the Securities and all other monetary obligations of the Company under the Indenture and the Securities and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under this Indenture and the Securities (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each of the Guarantor and each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantor and each Subsidiary Guarantor, and that the Guarantor and each Subsidiary Guarantor shall remain bound under this Article 3 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each of the Guarantor and each Subsidiary Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each of the Guarantor and each Subsidiary Guarantor waives notice of any default under the Securities or the Guaranteed Obligations. The obligations of the Guarantor and each Subsidiary Guarantor hereunder shall not be affected by (i) the failure of any Securityholder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Securities or any other agreement or otherwise, (ii) any extension or renewal of any thereof, (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Securities or any other agreement, (iv) the failure of any Securityholder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations or (v) any change in the ownership of the Guarantor or such Subsidiary Guarantor.

(c) Each of the Guarantor and each Subsidiary Guarantor hereby waives any right to which it may be entitled to have the assets of the Company first be used and depleted as payment of the Company’s, the Guarantor’s or each Subsidiary Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by the Guarantor and each Subsidiary Guarantor hereunder. Each of the Guarantor and each Subsidiary Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against the Guarantor and each Subsidiary Guarantor.

(d) Each of the Guarantor and each Subsidiary Guarantor further agrees that its guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Securityholder or the Trustee to any security held for payment of the Guaranteed Obligations.

(e) Except as expressly set forth in Section 11.02 of the Base Indenture or Sections 3.02 and 3.06 hereof, the obligations of the Guarantor and each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Guarantor and each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Securityholder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Securities or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantor and each Subsidiary Guarantor or would otherwise operate as a discharge of the Guarantor and each Subsidiary Guarantor as a matter of law or equity.

(f) Subject to Section 3.06 hereto, each of the Guarantor and each Subsidiary Guarantor agrees that its guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each of the Guarantor and each Subsidiary Guarantor further agrees that its guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, or interest on, any Guaranteed Obligation is rescinded or must otherwise be restored by any Securityholder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(g) In furtherance of the foregoing and not in limitation of any other right which any Securityholder or the Trustee has at law or in equity against the Guarantor and each Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay the principal of, or interest on, on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each of the Guarantor and each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Securityholders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (iii) all other monetary obligations of the Company to the Securityholders and the Trustee.

(h) Each of the Guarantor and each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Securityholders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each of the Guarantor and each Subsidiary Guarantor further agrees that, as between it, on the one hand, and the Securityholders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 of the Base Indenture for the purposes of the guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6 of the Base Indenture, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor and each Subsidiary Guarantor for the purposes of this Section 3.01.

(i) Each of the Guarantor and each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Securityholder in enforcing any rights under the guarantee.

(j) Upon request of the Trustee, the Guarantor and each Subsidiary Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of the Indenture.

Section 3.02 Limitation on Liability.

Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by the Guarantor and each Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering the Indenture, as it relates to the Guarantor and each Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 3.03 Successors and Assigns.

This Article 3 shall be binding upon each of the Guarantor and each Subsidiary Guarantor and its respective successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Securityholders and, in the event of any transfer or assignment of rights by any Securityholder or the Trustee, the rights and privileges conferred upon that party in the Indenture and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.

Section 3.04 No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Securityholders in exercising any right, power or privilege under this Article 3 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Securityholders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 3 at law, in equity, by statute or otherwise.

Section 3.05 Modification.

No modification, amendment or waiver of any provision of this Article 3, nor the consent to any departure by the Guarantor or a Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Guarantor or a Subsidiary Guarantor in any case shall entitle the Guarantor or a Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 3.06 Release of the Guarantor or Subsidiary Guarantor.

(a) The Guarantor or a Subsidiary Guarantor, as the case may be, shall be released from its obligations under this Article 3 (other than any obligation that may have arisen under Section 3.07 hereof) with respect to the Securities issued pursuant to this Third Supplemental Indenture upon:

(i) (A) the sale, transfer or other disposition of the Guarantor or such Subsidiary Guarantor, as the case may be, (including by way of merger or consolidation or the sale of all or substantially all of the Guarantor’s or such Subsidiary Guarantor’s equity interests or assets, as the case may be) to a Person that is not (either before or after giving effect to such transaction) the Company, a Subsidiary of the Company or an Affiliate of the Company;

(B) the Guarantor or such Subsidiary Guarantor, as the case may be, no longer guaranteeing any obligations of the Company in respect of (and no longer being a co-borrower under) any of the Company’s Revolving Credit Agreement or Other Senior Debt or, in each case, any refinancing or replacement thereof, and being released or discharged from each guarantee granted by the Guarantor or such Subsidiary Guarantor, as the case may be, with respect to all of such indebtedness other than obligations arising under the Indenture and the Securities issued under the Indenture, except discharges or releases by, or as a result of payment under, such guarantee; or

(C) the discharge of the Company’s obligations under the Indenture in accordance with the terms of the Indenture; and

(ii) the Guarantor or such Subsidiary Guarantor, as the case may be, delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions provided for in the Indenture relating to such transaction have been complied with.

At the request of the Company, the Trustee shall execute and deliver an appropriate instrument evidencing such release pursuant to this Section 3.06 (in the form provided by the Company).

Section 3.07 Execution of Guarantee Agreement for Future Subsidiary Guarantors.

Each Subsidiary that is required to become a subsidiary guarantor pursuant to Section 2.01 hereto (a “Subsidiary Guarantor”) shall execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Subsidiary shall become a Subsidiary Guarantor under this Article 3 and shall guarantee the Guaranteed Obligations.

Section 3.08 Non-Impairment.

The failure to endorse a subsidiary guarantee on any Security shall not affect or impair the validity thereof.

Section 3.09 Contribution.

Each Subsidiary Guarantor that makes a payment under its subsidiary guarantee shall be entitled upon payment in full of all Guaranteed Obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with U.S. generally accepted accounting principles.

ARTICLE 4

EVENTS OF DEFAULT

Section 4.01. Events of Default

(a) Section 6.01(a) of the Base Indenture is hereby deleted in its entirety and replaced with the following, solely for purposes of the Securities to be issued hereunder:

“Whenever used herein with respect to Securities of a particular series, “Event of Default” means any one or more of the following events that has occurred and is continuing:

(i) the Company defaults in the payment of any installment of interest upon any of the Securities of that series, as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

(ii) the Company defaults in the payment of the principal of (or premium, if any, on) any of the Securities of that series as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to that series;

(iii) the Company fails to observe or perform any other of its covenants or agreements with respect to that series contained in this Indenture or otherwise established with respect to that series of Securities pursuant to Section 2.01 hereof (other than a covenant or agreement that has been expressly included in this Indenture specifically relating to, and solely for the benefit of, one or more series of Securities other than such series) for a period of 90 days after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a “Notice of Default” hereunder, shall have been given to the Company by the Trustee, by registered or certified mail, or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Securities of all series affected by such failure at the time Outstanding;

(iv) a guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or the guarantee is found to be invalid or the Guarantor or any Subsidiary Guarantor denies its liability under its guarantee (other than by reason of release of such Guarantor or Subsidiary Guarantor in accordance with the terms of the Indenture);

(v) the Company, the Guarantor or any Subsidiary Guarantor pursuant to or within the meaning of any Bankruptcy Law (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property or (D) makes a general assignment for the benefit of its creditors;

(vi) a court of competent jurisdiction enters an order under any Bankruptcy Law that (A) is for relief against the Company, the Guarantor or any Subsidiary Guarantor in an involuntary case, (B) appoints a Custodian of the Company, the Guarantor or any Subsidiary Guarantor for all or substantially all of their respective property, or (C) orders the liquidation of the Company, the Guarantor or any Subsidiary Guarantor, and the order or decree remains unstayed and in effect for 90 days; or

(vii) any other Event of Default provided for with respect to the Securities of such series in accordance with Section 2.01.”

(b) Section 6.01(b) of the Base Indenture is hereby deleted in its entirety and replaced with the following, solely for purposes of the Securities to be issued hereunder:

“If an Event of Default described in clauses (a)(i) or (a)(ii) of this Section 6.01 with respect to the Securities of any series then Outstanding hereunder occurs and is continuing, then, unless the principal of the Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Securities of such series then Outstanding, by notice in writing to the Company (and to the Trustee if given by such Securityholders), may declare the principal of all the Securities of such series and interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, notwithstanding anything contained in this Indenture or in the Securities of such series or established with respect to such series pursuant to Section 2.01 to the contrary.

If an Event of Default described in clauses (a)(iii), (a)(iv) or (a)(vii) of this Section 6.01 with respect to Securities of one or more series then Outstanding hereunder occurs and is continuing, then, except with respect to any such affected series for which the principal of all the Securities thereof shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Securities of all affected series then Outstanding (all such series voting together as a single class), by notice in writing to the Company (and to the Trustee if given by such Securityholders), may declare the principal of all the Securities then Outstanding of such series and interest accrued thereon, if any, to be due and payable immediately, and upon such declaration the same shall become immediately due and payable.

If an Event of Default described in clauses (a)(v) or (a)(vi) of this Section 6.01 with respect to Securities of one or more series then Outstanding hereunder occurs and is continuing, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all Outstanding Securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Outstanding Securities. At any time after a declaration of acceleration with respect to Securities of any series has been made, and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the Outstanding

Securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to Securities of that series, have been cured or waived as provided in this Indenture.”

(c) Section 6.01(c) of the Base Indenture is hereby deleted in its entirety and replaced with the following, solely for purposes of the Securities to be issued hereunder:

“At any time after the principal of the Securities of any series shall have been declared due and payable as provided in Section 6.01(b), and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the holders of a majority in aggregate principal amount of the Securities of such series then Outstanding (in the case of an Event of Default described in clauses (a)(i) or (a)(ii) of this Section 6.01, each such affected series voting as a separate class, and in the case of an Event of Default described in clauses (a)(iii), (a)(iv), (a)(v), (a)(vi) or (a)(vii) of this Section 6.01, all such affected series voting together as a single class), by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if: (i) the Company has paid or deposited with the Trustee a sum sufficient to pay all matured installments of interest upon all the Securities of such series and the principal of (and premium, if any, on) any and all Securities of such series that shall have become due otherwise than by acceleration (with interest upon such principal and premium, if any, and, to the extent that such payment is enforceable under applicable law, upon overdue installments of interest, applied to the Securities of each such series at the rate per annum expressed in the Securities of each such series, respectively, to the date of such payment or deposit) and the amount payable to the Trustee under Section 7.06, and (ii) any and all Events of Default under the Indenture with respect to such series, other than the nonpayment of principal on Securities of that series that shall not have become due by their terms, shall have been remedied or waived as provided in Section 6.06.

No such rescission and annulment shall extend to or shall affect any subsequent default or impair any right consequent thereon.”

(d) Section 6.04 of the Base Indenture is hereby deleted in its entirety and replaced with the following, solely for purposes of the Securities to be issued hereunder:

“No holder of any Security of any series shall have any right by virtue or by availing itself of any provision of this Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Indenture or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless: (a) such holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof with respect to the Securities of such series specifying such Event of Default, as hereinbefore provided; (b) the holders of not less than 25% in aggregate principal amount of the Outstanding Securities of such series (in the case of an Event of Default described in Section 6.01(a)(i) or Section 6.01(a)(ii), each such series voting as a separate class, and in the case of an Event of Default described in Section 6.01(a)(iii), Section 6.01(a)(iv), Section 6.01(a)(v), Section 6.01(a)(vi) or Section 6.01(a)(vii), all affected series voting together as a single class) or shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as trustee hereunder; (c) such holder or holders shall have offered indemnity satisfactory to the Trustee as it may require against the costs, expenses and liabilities to be incurred therein or thereby; (d) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity, shall have failed to institute any such action, suit or proceeding; and (e) during such 60 day period, the holders of a majority in principal amount of the Securities of such series (voting as provided in clause (b) above) do not give the Trustee conflicting directions with the request.

Notwithstanding anything contained herein to the contrary, any other provisions of this Indenture, the right of any holder of any Security to receive payment of the principal of (and premium, if any) and interest on such Security, as therein provided, on or after the respective due dates expressed in such Security (or in the case of redemption, on the redemption date), or to institute suit for the enforcement of any such payment on or after such respective dates or redemption date, is absolute and unconditional and shall not be impaired or affected without the consent of such holder and by accepting a Security hereunder it is expressly understood, intended and covenanted by the taker and holder of every Security of such series with every other such taker and holder and the Trustee, that no one or more holders of Securities of such series shall have any right in any manner whatsoever by virtue or by availing of any provision of this Indenture to affect, disturb or prejudice the rights of the holders of any other of such Securities, or to obtain or seek to obtain priority over or preference to any other such holder, or to enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all holders of Securities of such series. For the protection and enforcement of the provisions of this Section, each and every Securityholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.”

ARTICLE 5

MISCELLANEOUS

Section 5.01. Definitions. Capitalized terms used but not defined in this Third Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.

Section 5.02. Confirmation of Indenture. The Base Indenture, as heretofore supplemented and amended by this Third Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this Third Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument. This Third Supplemental Indenture shall be deemed to be part of the Base Indenture in the manner and to the extent herein and therein provided.

This Third Supplemental Indenture supplements and, to the extent inconsistent therewith, replaces the provisions of the Base Indenture to which provisions reference is hereby made. The changes, modifications and supplements to the Base Indenture effected by this Third Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Securities issued pursuant to the Indenture, as supplemented through the date hereof and shall not apply to any other Securities that have been or may be issued under the Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements.

Section 5.03. Modification of the Indenture

(a) Section 9.01(d) of the Base Indenture is hereby deleted in its entirety and replaced with the following, solely for purposes of the Securities to be issued hereunder:

(i) “(d) to add to the covenants of the Company, the Guarantor or any Subsidiary Guarantor for the benefit of the holders of all or any series of Securities (and if such covenants are to be for the benefit of less than all series of Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon the Company, the Guarantor or any Subsidiary Guarantor;”

(b) Section 9.01 of the Base Indenture is hereby amended to add a new clause (h) as follows:

(i) “(h) to release the Guarantor or to add or release a Subsidiary Guarantor as required or permitted by this Indenture;”

(c) The proviso in the first paragraph of Section 9.02 of the Base Indenture is hereby amended as follows, solely for purposes of the Securities to be issued hereunder:

(i) “provided, however, that no such supplemental indenture shall, without the consent of the holders of each Security then Outstanding and affected thereby, (i) extend the fixed maturity of any Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time for payment of interest thereon, or reduce any premium payable upon the redemption thereof, (ii) release the Guarantor or any Subsidiary Guarantor from any of their respective obligations under their respective guarantees or this Indenture other than in accordance with the terms of this Indenture or (iii) reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture.”

Section 5.04. Concerning the Trustee. The Trustee assumes no duties, responsibilities or liabilities by reason of this Third Supplemental Indenture other than as set forth in the Indenture and, in carrying out its responsibilities hereunder, shall have all of the rights, protections and immunities which it possesses under the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture. The recitals herein are deemed to be those of the Company and not of the Trustee.

Section 5.05. Governing Law. This Third Supplemental Indenture, the Indenture and the Securities shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State (without giving effect to any provision thereof relating to conflicts of laws principles that would apply the laws of another jurisdiction).

Section 5.06. Severability. In case any one or more of the provisions contained in this Third Supplemental Indenture or the Securities shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Third Supplemental Indenture or the Securities, but this Third Supplemental Indenture or the Securities shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 5.07. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, this Third Supplemental Indenture has been duly executed by the Company, the Guarantor and the Trustee as of the day and year first written above.

FREEPORT-MCMORAN INC., the Company

By:	/s/ Kathleen L. Quirk
Name: Kathleen L. Quirk
Title: Executive Vice President & Chief Financial Officer

FREEPORT-MCMORAN OIL & GAS LLC, as
Guarantor

By: FCX OIL & GAS LLC, its sole member

By:	/s/ Kathleen L. Quirk
Name: Kathleen L. Quirk
Title: Executive Vice President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Mary Ambriz-Reyes
Name: Mary Ambriz-Reyes
Title: Vice President

Exhibit A

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO, HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN ACCORDANCE WITH THE PROVISIONS OF THE INDENTURE AND THE TERMS OF THE SECURITIES AND EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.11 OF THE BASE INDENTURE, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Certificate No. [—]	$[—]
CUSIP No. 35671D CE3
ISIN No US35671DCE31

FREEPORT-MCMORAN INC.

4.125% Senior Notes due 2028

FREEPORT-MCMORAN INC., a Delaware corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or its registered assigns, the principal sum of [—] dollars ($[—]) (which aggregate principal amount may from time to time be increased or decreased to such other aggregate principal amounts by adjustments made on the Schedule of Increases or Decreases in Global Security attached hereto) on March 1, 2028 and to pay interest on said principal sum from March 4, 2020 or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for semiannually on September 1 and

March 1 of each year commencing September 1, 2020 at the rate of 4.125% per annum until the principal hereof shall have become due and payable, and on any overdue principal and premium, if any, and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture (hereafter defined), be paid to the person in whose name this Note (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the regular record date for such interest installment which shall be the August 15 or February 15 preceding such Interest Payment Date, except that interest payable at maturity shall be paid to the same person to whom principal of the Securities is payable. Any such interest installment that is payable, but is not punctually paid or duly provided for on any Interest Payment Date (as defined in the Indenture, the “Defaulted Interest”) shall forthwith cease to be payable to the registered holders on such regular record date by virtue of having been such registered holder, and such Defaulted Interest shall be paid by the Company, at its election, (i) to the person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a special record date for the payment of such Defaulted Interest, which shall not be more than 15 nor less than 10 days prior to the date of the proposed payment, and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment or (ii) in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of (and premium, if any) and the interest on this Note shall be payable at the office or agency of the Company maintained for that purpose in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts. Notwithstanding the foregoing, so long as the registered holder of this Note is Cede & Co., the payment of the principal of (and premium, if any) and interest on this Note will be made at such place and to such account as may be designated by DTC.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, senior and unsecured and will rank in right of payment on parity with all other senior unsecured obligations of the Company.

This Note shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

The provisions of this Note are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated: March 4, 2020

FREEPORT-MCMORAN INC.

By:
Name:
Title:

By:
Name:
Title:

Attest:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series of Notes described in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By
Authorized Signatory

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby

sells, assigns and transfers to

(Insert Social Security number or other identifying number of assignee)

(Please print or typewrite name and address, including zip code of assignee)

the within Note of Freeport-McMoRan Inc. and hereby does irrevocably constitute and appoint

Attorney to transfer said Note on the books of the within-named Company with full power of substitution in the premises.

Dated:

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Note in every particular, without alteration or enlargement or any change whatever.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

FREEPORT-MCMORAN INC.

4.125% Senior Notes due 2028

The initial aggregate principal amount of this Global Security is $[—]. The following increases or decreases in this Global Security have been made:

No:

Date	Principal Amount of this Global Security	Notation Explaining Principal Amount Recorded	Signature of authorized officer of Trustee or Depositary

[REVERSE SIDE OF NOTE]

FREEPORT-MCMORAN INC.

4.125% Senior Notes due 2028

This Note is one of a duly authorized series of Securities (referred to in the Base Indenture (hereafter defined)), of the Company (herein sometimes referred to as the “Notes”), all such Securities issued or to be issued in one or more series under and pursuant to an indenture (the “Base Indenture”) dated as of August 15, 2019, between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented in the case of the Notes by the Third Supplemental Indenture dated as of March 4, 2020, among the Company, the Guarantor and the Trustee (the “Third Supplemental Indenture,” together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, the Guarantor and the holders of the Notes. The initial aggregate principal amount of the Notes is $700,000,000. There is no limit upon the aggregate principal amount of Notes of this series that may be authenticated and delivered under the Indenture. The Company may, from time to time, without notice to or the consent of the Holders hereof, create and issue additional Notes of this series ranking equally and ratably with the Notes in all respects (other than the issue price, the date of the issuance, the payment of interest accruing prior to the issue date of such additional Notes, the first payment of interest following the issue date of such additional Notes and, in some cases, the first payment of interest following the issue date of such additional Notes). Any such additional Notes shall be consolidated and form a single series with the Notes initially issued, including for purposes of voting and redemptions; provided that if the additional Notes are not fungible with the Notes of this series initially issued for U.S. federal income tax purposes, such additional Notes shall have a separate CUSIP number.

The Notes will be redeemable, at the option of the Company, at any time and from time to time, in whole or in part. The Notes shall be redeemable at the redemption price (the “Redemption Price”), to be calculated by the Company, as follows:

(A) If the redemption date is prior to March 1, 2023, the Securities may be redeemed by the Company at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Securities to be redeemed and (2) the sum of the present values of (a) the Redemption Price of the Securities at March 1, 2023 and (b) the remaining scheduled payments of interest on the Securities to be redeemed from the date of redemption to March 1, 2023 (not including interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest on the Securities to be redeemed to the date of redemption.

(B) If the redemption date is prior to March 1, 2023, the Company may redeem in the aggregate up to 35% of the aggregate principal amount of the Securities issued under the Indenture (including the aggregate principal amount of any additional notes) with the net cash proceeds of one or more Equity Offerings at a Redemption Price equal to 104.125% of the principal amount of Securities redeemed, plus accrued and unpaid interest thereon, if any, to, but not including, the date of redemption (subject to the rights of holders of the Securities on the relevant record date to receive interest on the relevant Interest Payment Date falling prior to or on the redemption date); provided that:

(1) after giving effect to any such redemption at least 65% of the aggregate principal amount of the Securities issued under the Indenture (including the aggregate principal amount of any additional notes) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of, and may be conditioned upon, the closing of such Equity Offering.

(C) If the redemption date is on or after March 1, 2023, the Securities may be redeemed by the Company at the following Redemption Prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Securities to be redeemed to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date) if on and after the issue date, redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Redemption Price
2023	102.063%
2024	101.375%
2025	100.688%
2026 and thereafter	100.000%

In case the Company shall desire to exercise such right to redeem all or, as the case may be, a portion of the Notes, the Company shall (with a copy provided to the Trustee), or shall cause the Trustee to, give notice of such redemption to holders of the Notes to be redeemed by mailing, first class postage prepaid, a notice of such redemption not less than 30 days and not more than 60 days before the date fixed for redemption to such holders at their last addresses as they shall appear upon the Security Register. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the registered holder received the notice. In any case, failure duly to give such notice to the holder of any Note designated for redemption in whole or in part, or any defect in the notice, shall not affect the validity of the proceedings for the redemption of any other Note.

Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes pursuant to Section 1.03 of the Supplemental Indenture, by giving irrevocable notice to the Trustee in accordance with the Indenture, each holder of Notes shall have the right to require the Company to purchase all or a portion of such holder’s Notes, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date as provided in, and subject to the terms of, the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Securities of all of the series at the time Outstanding affected thereby (all such series voting together as a single class), as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Base Indenture or of any supplemental indenture or of modifying in any manner not covered by Section 9.01 of the Base Indenture the rights of the holders of the Notes; provided, however, that no such supplemental indenture shall, without the consent of the holders of each Note then Outstanding and affected thereby, (i) extend the fixed maturity of any Securities, including the Notes, or reduce the principal amount thereof, or reduce the rate or extend the time for payment of interest thereon, or reduce any premium payable upon the redemption thereof, (ii) release the Guarantor or any Subsidiary Guarantor from any of their respective obligations under their respective guarantees or the

Indenture other than in accordance with the terms of the Indenture, or (iii) reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding affected thereby (all such series voting together as a single class except with respect to a default in the payment of the principal of or premium, if any, or interest on any Securities, including the Notes, in which case, each such affected series voting as a separate class), on behalf of the holders of all of the Securities of such series, to waive any past default in the performance of any of the covenants contained in the Base Indenture or established pursuant to the Base Indenture with respect to such series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on, any of the Securities of any such series as and when the same shall become due by the terms of such Securities otherwise than by acceleration (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with the Trustee in accordance with the Indenture). Except as provided in the Indenture, any such action taken by the registered holder of this Note shall be conclusive and binding upon such holder and upon all future holders and owners of this Note, and of any Security issued in exchange therefor, on registration of transfer thereof or in place thereof, irrespective of whether or not any notation in regard thereto is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the time and place and at the rate and in the money herein prescribed.

The Company is subject to certain covenants contained in the Indenture with respect to, and for the benefit of the holders of, the Notes. The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants contained in the Indenture or with respect to reports or other certificates filed under the Indenture; provided, however, that nothing herein shall relieve the Trustee of its obligations under Article 7 of the Indenture. If an Event of Default as defined in the Indenture with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

As provided in and subject to the provisions of the Indenture, the holder of this Note shall not have the right to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the holders of not less than 25% in principal amount of the Outstanding Notes (in the case of an Event of Default described in clauses (a)(i) or (a)(ii) of Section 6.01 of the Base Indenture, each such series voting as a separate class, and in the case of an Event of Default described in clauses (a)(iii), (a)(iv), (a)(v), (a)(vi) or (a)(vii) of Section 6.01 of the Base Indenture, all affected series voting together as a single class) shall have made written request to the Trustee to institute such action, suit or proceeding in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to the Trustee, the Trustee shall have failed to institute any such action, suit or proceeding for 60 days after receipt of such notice, request and offer of indemnity and during such 60 day period, the Trustee shall not have received from the holders of a majority in principal amount of the Notes at the time Outstanding (voting as provided in Section 6.04(b) of the Base Indenture) conflicting directions with such request. The foregoing shall not apply to any suit instituted by the holder of this Note for the enforcement of any payment of principal hereof (and premium, if any) or any interest on this Note on or after the respective due dates expressed herein.

As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable by the registered holder hereof on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Security Registrar duly executed by the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee, any paying agent and any Security Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Note shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Note Registrar shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement of the Indenture, or of the Notes, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, stockholder, officer or director, past, present or future as such, of the Company or of any predecessor or successor corporation, either directly or through the Company or any such predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise.

The Notes are issuable only in registered form without coupons in authorized denominations. As provided in the Indenture and subject to certain limitations herein and therein set forth, Notes so issued are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the holder surrendering the same.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. In the event of a conflict or inconsistency between this Note and the Indenture, the provisions of the Indenture shall govern.

THE INDENTURE AND THE NOTES INCLUDING THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY PROVISION THEREOF RELATING TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION).

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused “CUSIP” numbers to be printed on the Notes as a convenience to the holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

EXHIBIT B

[FORM OF GUARANTEE AGREEMENT]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of , among [GUARANTOR] (the “Subsidiary Guarantor”), a subsidiary of FREEPORT-MCMORAN INC. (or its successor), a Delaware corporation (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS the Company and the Guarantor (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee a supplemental indenture (the “Third Supplemental Indenture”) dated as of March 4, 2020, as a supplement to the indenture dated August 15, 2019, between the Company, the Guarantor and the Trustee (the “Base Indenture”, and together with the Third Supplemental Indenture, the “ Indenture”) providing for the issuance of the Company’s 4.125% Senior Notes due 2028 (the “Securities”);

WHEREAS Section 2.01 and Section 3.07 of the Third Supplemental Indenture provides that under certain circumstances the Company is required to cause a Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantor shall unconditionally guarantee all the Company’s obligations under the Securities pursuant to a subsidiary guarantee on the terms and conditions set forth herein;

WHEREAS pursuant to Section 9.01 of the Base Indenture, as amended, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows (capitalized terms used herein and not defined shall have the meaning ascribed to them in the Indenture):

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1. Agreement to Guarantee. The Subsidiary Guarantor hereby agrees[, jointly and severally with the Guarantor [and [all] the existing Subsidiary Guarantor[s]] , to unconditionally guarantee the Company’s obligations under the Securities on the terms and subject to the conditions set forth in Article 3 of the Third Supplemental Indenture and to be bound by all other applicable provisions of the Indenture and the Securities.

2. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

3. Governing Law. This Supplemental Indenture shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

6. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[SUBSIDIARY GUARANTOR],

by
Name:
Title:

FREEPORT-MCMORAN INC.,

by
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee,

by
Name:
Title:

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